UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LINKEDIN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

LinkedIn Announces Second Quarter 2016 Results

MOUNTAIN VIEW, Calif., August 4, 2016 - LinkedIn Corporation (NYSE: LNKD), the world’s largest professional network on the Internet, today reported results for the second quarter of 2016. Supplemental financials will be available on the investor relations section of the LinkedIn website at http://investors.linkedin.com.

On June 11, 2016, LinkedIn entered into a merger agreement with Microsoft Corporation (“Microsoft”) under which Microsoft will acquire LinkedIn for $196.00 per share in an all-cash transaction valued at approximately $26.2 billion, inclusive of LinkedIn’s net cash.

“In Q2, we demonstrated good momentum with our member and customers, and delivered strong financial results,” said Jeff Weiner, CEO of LinkedIn. “Continued product innovation drove increased levels of engagement, and strengthened our enterprise offerings. We believe joining forces with Microsoft enables us to further accelerate and scale our ability to deliver value and create economic opportunity for every member of the global workforce.”

In the quarter, our core member operating metrics reflected continued strength. Cumulative members grew 18% year-over-year to 450 million, unique visiting members grew 9% to an average of 106 million members a month, and member page views grew 32%. This yielded 21% year-over-year growth in page views per unique visiting member, continuing a pattern of strong engagement growth over the past several quarters.

Total revenue increased 31% year-over-year to $933 million.

 Talent Solutions revenue increased 35% year-over-year to $597 million.

•                  Hiring contributed $535 million in revenue, up 26% year-over-year.

•                  Learning & Development contributed $62 million in revenue.

Marketing Solutions revenue increased 29% year-over-year to $181 million.

•                  Sponsored Content surpassed 60% of total Marketing Solutions revenue and was the primary driver of growth, driven largely by increase in customer demand.

Premium Subscriptions revenue increased 21% year-over-year to $155 million.

•                  Sales Navigator remained the faster growing component of Premium Subscriptions, with growth in the field channel continuing to outpace growth in individual online subscriptions.

GAAP net loss attributable to common stockholders was $119 million, primarily driven by a non-cash charge of $101 million as a result of recording a valuation allowance for a significant portion of our tax assets. GAAP diluted EPS was $(0.89), compared to last year’s performance of $(0.53).

Non-GAAP net income was $153 million, excluding $14 million of merger-related transaction costs. Non-GAAP diluted EPS was $1.13, compared to $0.55 last year.

Adjusted EBITDA was $292 million, or 31% of revenue.

“LinkedIn delivered another quarter of strong growth,” said Steve Sordello, CFO of LinkedIn. “We achieved record levels of operating cash flow, while continuing to invest heavily across our core member and customer value propositions.”

In light of the pending merger, LinkedIn will not be updating its outlook for fiscal 2016 and will not be hosting a conference call for its second quarter 2016 business results.

LINKEDIN CORPORATION

TRENDED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$450,991	$631,725	$546,237	$759,451	$719,807
Marketable securities	2,582,435	2,457,607	2,573,145	2,400,187	2,591,709
Accounts receivable	449,500	457,975	603,060	582,726	560,440
Deferred commissions	58,585	56,453	87,706	80,783	78,353
Prepaid expenses	75,669	72,752	62,992	76,414	76,478
Other current assets	118,718	136,225	61,949	68,835	78,046
Total current assets	3,735,898	3,812,737	3,935,089	3,968,396	4,104,833
Property and equipment, net	793,034	906,189	1,047,005	1,139,032	1,228,402
Goodwill	1,492,972	1,508,946	1,507,093	1,597,268	1,597,423
Intangible assets, net	456,233	418,050	373,087	334,048	295,942
Other assets	78,645	70,788	148,925	170,623	84,840
TOTAL ASSETS	$6,556,782	$6,716,710	$7,011,199	$7,209,367	$7,311,440

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$109,715	$123,329	$162,176	$161,523	$147,934
Accrued liabilities	256,958	296,794	316,792	257,371	253,778
Deferred revenue	629,671	621,411	709,116	787,621	785,680
Total current liabilities	996,344	1,041,534	1,188,084	1,206,515	1,187,392
CONVERTIBLE SENIOR NOTES, NET	1,104,010	1,115,439	1,126,534	1,138,264	1,150,132
OTHER LONG-TERM LIABILITIES	238,001	241,532	201,128	225,023	228,434
Total liabilities	2,338,355	2,398,505	2,515,746	2,569,802	2,565,958
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTEREST	25,784	26,296	26,810	27,321	27,846
STOCKHOLDERS’ EQUITY:
Class A and Class B common stock	13	13	13	13	13
Additional paid-in capital	4,268,731	4,405,911	4,588,578	4,779,628	4,989,710
Accumulated other comprehensive income (loss)	(2,877)	6,632	9,124	7,502	22,077
Accumulated deficit	(73,224)	(120,647)	(129,072)	(174,899)	(294,164)
Total stockholders’ equity	4,192,643	4,291,909	4,468,643	4,612,244	4,717,636
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY	$6,556,782	$6,716,710	$7,011,199	$7,209,367	$7,311,440

LINKEDIN CORPORATION

TRENDED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016

Net revenue	$711,735	$779,595	$861,894	$860,650	$932,714
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	100,086	111,368	118,998	117,528	120,526
Sales and marketing	261,271	265,454	291,768	301,786	308,466
Product development	190,133	202,682	217,265	237,620	235,932
General and administrative	142,389	118,871	120,161	127,650	133,940
Depreciation and amortization	99,004	117,901	129,595	142,285	139,401
Total costs and expenses	792,883	816,276	877,787	926,869	938,265
Loss from operations	(81,148)	(36,681)	(15,893)	(66,219)	(5,551)
Other expense, net:
Interest income	2,017	2,798	3,771	4,973	5,974
Interest expense	(12,694)	(12,773)	(12,818)	(12,841)	(12,916)
Other, net	(1,723)	(10,684)	(7,035)	(4,190)	(5,601)
Other expense, net	(12,400)	(20,659)	(16,082)	(12,058)	(12,543)
Loss before income taxes	(93,548)	(57,340)	(31,975)	(78,277)	(18,094)
Provision (benefit) for income taxes	(26,048)	(10,429)	(24,064)	(32,961)	100,646
Net loss	(67,500)	(46,911)	(7,911)	(45,316)	(118,740)
Accretion of redeemable noncontrolling interest	(248)	(512)	(514)	(511)	(525)
Net loss attributable to common stockholders	$(67,748)	$(47,423)	$(8,425)	$(45,827)	$(119,265)
Net loss per share attributable to common stockholders:
Basic	$(0.53)	$(0.36)	$(0.06)	$(0.35)	$(0.89)
Diluted	$(0.53)	$(0.36)	$(0.06)	$(0.35)	$(0.89)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	128,241	130,716	131,583	132,779	134,132
Diluted	128,241	130,716	131,583	132,779	134,132

LINKEDIN CORPORATION

TRENDED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016

OPERATING ACTIVITIES:
Net loss	$(67,500)	$(46,911)	$(7,911)	$(45,316)	$(118,740)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	99,004	117,901	129,595	142,285	139,401
Provision for doubtful accounts and sales returns	3,280	3,373	4,269	7,746	3,608
Amortization of investment premiums, net	5,001	5,362	4,457	4,160	3,647
Amortization of debt discount and transaction costs	11,322	11,456	11,592	11,730	10,721
Stock-based compensation	145,491	126,874	134,800	146,104	144,943
Excess income tax benefit from stock-based compensation	18,198	1,726	(13,965)	(1,698)	1,618
Changes in operating assets and liabilities:
Accounts receivable	(21,887)	(9,168)	(147,895)	11,932	20,321
Deferred commissions	1,535	3,094	(38,204)	8,844	2,927
Prepaid expenses and other assets	(1,957)	(9,568)	(11,865)	(29,495)	(2,113)
Accounts payable and other liabilities	55,959	58,854	26,838	(45,086)	33,599
Income taxes, net	(22,876)	(15,659)	(3,373)	(34,998)	95,077
Deferred revenue	72	(7,739)	88,268	75,979	(2,586)
Net cash provided by operating activities	225,642	239,595	176,606	252,187	332,423
INVESTING ACTIVITIES:
Purchases of property and equipment	(72,462)	(166,653)	(178,010)	(177,480)	(208,479)
Purchases of investments	(632,774)	(809,448)	(915,977)	(465,424)	(951,735)
Sales of investments	141,452	391,914	268,727	168,434	226,526
Maturities of investments	417,115	536,891	521,548	470,456	532,613
Payments for intangible assets and acquisitions, net of cash acquired	(650,681)	(20,030)	(2,975)	(40,430)	(6,654)
Changes in deposits and restricted cash	(1,877)	10,461	(602)	3,025	(451)
Net cash used in investing activities	(799,227)	(56,865)	(307,289)	(41,419)	(408,180)
FINANCING ACTIVITIES:
Net cash provided by financing activities	3,364	1,255	46,456	125	37,475
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3,925	(3,251)	(1,261)	2,321	(1,362)
CHANGE IN CASH AND CASH EQUIVALENTS	(566,296)	180,734	(85,488)	213,214	(39,644)
CASH AND CASH EQUIVALENTS—Beginning of period	1,017,287	450,991	631,725	546,237	759,451
CASH AND CASH EQUIVALENTS—End of period	$450,991	$631,725	$546,237	$759,451	$719,807

LINKEDIN CORPORATION

TRENDED SUPPLEMENTAL REVENUE INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016

Revenue by product:
Talent Solutions
Hiring	$425,812	$460,838	$486,746	$502,391	$534,569
Learning & Development	17,558	41,273	48,593	55,256	62,105
Total Talent Solutions	443,370	502,111	535,339	557,647	596,674
Marketing Solutions	140,037	139,549	182,550	154,147	181,119
Premium Subscriptions	128,328	137,935	144,005	148,856	154,921
Total	$711,735	$779,595	$861,894	$860,650	$932,714

Revenue by geographic region:
United States	$444,531	$484,300	$527,719	$526,416	$568,157
International
Other Americas (1)	39,904	43,505	46,500	45,362	47,631
EMEA (2)	168,771	187,286	217,624	217,601	239,267
APAC (3)	58,529	64,504	70,051	71,271	77,659
Total International revenue	267,204	295,295	334,175	334,234	364,557

Total revenue	$711,735	$779,595	$861,894	$860,650	$932,714

Revenue by geography, by product:
United States
Talent Solutions	$277,772	$309,935	$328,772	$341,534	$364,948
Marketing Solutions	91,761	93,362	114,955	98,361	113,904
Premium Subscriptions	74,998	81,003	83,992	86,521	89,305
Total United States revenue	$444,531	$484,300	$527,719	$526,416	$568,157
International
Talent Solutions	165,598	192,176	206,567	216,113	231,726
Marketing Solutions	48,276	46,187	67,595	55,786	67,215
Premium Subscriptions	53,330	56,932	60,013	62,335	65,616
Total International revenue	$267,204	$295,295	$334,175	$334,234	$364,557

Total revenue	$711,735	$779,595	$861,894	$860,650	$932,714

Revenue by channel:
Field sales	$440,476	$479,547	$551,279	$535,957	$591,571
Online sales	271,259	300,048	310,615	324,693	341,143
Total	$711,735	$779,595	$861,894	$860,650	$932,714

(1)  Canada, Latin America and South America

(2)  Europe, the Middle East and Africa (“EMEA”)

(3)  Asia-Pacific (“APAC”)

LINKEDIN CORPORATION

TRENDED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016

Non-GAAP net income and net income per share:
GAAP net loss attributable to common stockholders	$(67,748)	$(47,423)	$(8,425)	$(45,827)	$(119,265)
Add back: stock-based compensation	145,491	126,874	134,800	146,104	144,943
Add back: non-cash interest expense related to convertible senior notes	11,322	11,456	11,592	11,730	11,868
Add back: amortization of intangible assets	29,474	46,466	46,989	47,323	44,433
Add back: accretion of redeemable noncontrolling interest	248	512	514	511	525
Add back: fair value adjustment on other derivative	—	6,900	1,900	2,300	2,200
Add back: merger-related transaction costs (1)	—	—	—	—	13,502
Income tax effects and adjustments (2)	(47,378)	(41,331)	(61,624)	(62,672)	54,910
NON-GAAP NET INCOME	$71,409	$103,454	$125,746	$99,469	$153,116

GAAP diluted shares	128,241	130,716	131,583	132,779	134,132
Add back: dilutive shares under the treasury stock method	2,224	1,825	2,020	1,259	1,405
NON-GAAP DILUTED SHARES	130,465	132,541	133,603	134,038	135,537

NON-GAAP DILUTED NET INCOME PER SHARE	$0.55	$0.78	$0.94	$0.74	$1.13

Adjusted EBITDA:
Net loss	$(67,500)	$(46,911)	$(7,911)	$(45,316)	$(118,740)
Provision (benefit) for income taxes	(26,048)	(10,429)	(24,064)	(32,961)	100,646
Other expense, net	12,400	20,659	16,082	12,058	12,543
Depreciation and amortization	99,004	117,901	129,595	142,285	139,401
Stock-based compensation	145,491	126,874	134,800	146,104	144,943
Merger-related transaction costs	—	—	—	—	13,502
ADJUSTED EBITDA	$163,347	$208,094	$248,502	$222,170	$292,295

(1)  Represents transaction costs associated with our merger agreement with Microsoft entered into on June 11, 2016.

(2)  Excludes accretion of redeemable noncontrolling interest.

About LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the ways companies hire, market, and sell. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph. LinkedIn has offices around the world.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, the company uses the following non-GAAP financial measures: adjusted EBITDA, non-GAAP net income, and non-GAAP diluted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The company excludes the following items from one or more of its non-GAAP measures:

Stock-based compensation. The company excludes stock-based compensation because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to peer operating results.

Non-cash interest expense related to convertible senior notes. In November 2014, the company issued $1.3 billion aggregate principal amount of 0.50% convertible senior notes. In accordance with GAAP, the company separately accounted for the value of the conversion feature as a debt discount, which is amortized in a manner that reflects the company’s non-convertible debt borrowing rate. Accordingly, the company recognizes imputed interest expense on its convertible senior notes of approximately 4.7% in its statement of operations. The company excludes the difference between the imputed interest expense and coupon interest expense, net of any capitalized interest, because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Amortization of acquired intangible assets. The company excludes amortization of acquired intangible assets because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Accretion of redeemable noncontrolling interest. The accretion of redeemable noncontrolling interest represents the accretion of the company’s redeemable noncontrolling interest to its redemption value. The company excludes the accretion because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Fair value adjustment on other derivative. These adjustments represent the changes in fair value of the cash settlement feature for the preferred shares in the company’s joint venture. The company excludes these fair value adjustments because they are non-cash in nature and the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Merger-related transaction costs. This adjustment represents the transaction costs associated with the Company’s merger agreement with Microsoft Corporation. The company excludes the merger-related transaction costs as they are non-recurring in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Income tax effects and adjustments. The company adjusts non-GAAP net income by considering the income tax effects of excluding stock-based compensation, the amortization of acquired intangible assets and merger-related transaction costs. The company uses a static non-GAAP tax rate for evaluating its operating performance as well as for planning and forecasting purposes. This projected 10-year weighted average non-GAAP tax rate eliminates the effects of non-recurring and period specific items, such as tax charges or benefits that are a result of a change in the valuation allowance, which can vary in size and frequency and does not necessarily reflect the company’s long-term operations. Based on the company’s current forecast, a tax rate of 23% has been applied to its non-GAAP financial results for the current period. This rate will be adjusted annually, if necessary. The company believes that adjusting for these income tax effects and adjustments provides additional transparency to the overall or “after tax” effects of excluding these items from its non-GAAP net income.

Dilutive shares under the treasury stock method. During periods with a net loss, the company excludes certain potential common shares from its GAAP diluted shares because their effect would have been anti-dilutive. On a non-GAAP basis, these shares would have been dilutive. As a result, the company has included the impact of these shares in the calculation of its non-GAAP diluted net income per share under the treasury stock method.

For more information on the non-GAAP financial measures, please see the “Trended Reconciliation of GAAP to Non-GAAP Financial Measures” table in this press release. This accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Additionally, the company has not reconciled adjusted EBITDA or non-GAAP EPS guidance to net loss or GAAP EPS guidance because it does not provide guidance for items such as other income (expense), net, or GAAP provision for income taxes, which are reconciling items between net loss and adjusted EBITDA and non-GAAP EPS. As items that impact net loss are out of the company’s control and/or cannot be reasonably predicted, the company is unable to provide such guidance. Accordingly, a reconciliation to net loss is not available without unreasonable effort.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking statements about our products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks related to our pending merger with Microsoft Corporation; our core value of putting members first, which may conflict with the short-term interests of the business; engagement of our members; the price volatility of our Class A common stock; general economic conditions; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; security measures and the risk that they may not be sufficient to secure our member data adequately or that we are subject to attacks that degrade or deny the ability of members to access our solutions; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our solutions are accessible at all times with short or no perceptible load times; our ability to maintain our rate of revenue growth and manage our expenses and investment plans; our ability to accurately track our key metrics internally; members and customers curtailing or ceasing to use our solutions; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our members or curtail our monetization efforts; litigation and regulatory issues; increasing competition; our ability to manage our growth; our international operations; our ability to recruit and retain our employees; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; and the dual class structure of our Class A common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and additional information will also be set forth in our Form 10-Q that will be filed for the quarter ended June 30, 2016, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of the Investor Relations page of the company’s website at http://investors.linkedin.com/. All information provided in this release and in the attachments is as of August 4, 2016, and LinkedIn undertakes no duty to update this information.

Additional Information and Where to Find It

In connection with the transaction with Microsoft described above, on July 22, 2016, LinkedIn filed with the SEC and sent to its stockholders a definitive proxy statement. INVESTORS AND SECURITY HOLDERS OF LINKEDIN ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed with the SEC.

LinkedIn and its directors and executive officers are participants in the solicitation of proxies from the LinkedIn’s stockholders with respect to the transaction. Information about LinkedIn’s directors and executive officers and their ownership of LinkedIn’s common stock is set forth in LinkedIn’s annual proxy statement on Schedule 14A filed with the SEC on April 22, 2016, as well as the definitive proxy statement filed on July 22, 2016.

CONTACT

Press:

press@linkedin.com

Investor:

IErequests@linkedin.com